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                                                                  EXHIBIT 2.13

                                   [GRAPHIC]


                         INFORMATION SERVICES AGREEMENT

                             AGREEMENT NO.:MRS00-CON

      This Information Services Agreement ("Agreement ") is effective as of
                 ___________________ ("Effective Date") between:

                            IMS Health Incorporated,
                        North American Operations ("IMS")
                            660 West Germantown Pike
                      Plymouth Meeting, Pennsylvania 19462

                                       and

                         CLARK-O'NEILL, INC.                         ("CLIENT")
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                                ONE BROAD AVENUE
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                               FAIRVIEW, NJ 07022
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CLIENT hereby engages IMS to provide, and IMS agrees to provide, (a) Data, (b)
Software, (c) services to be provided by IMS to CLIENT in connection with any Data or Software ("Services"), and (d) Documentation, subject to and in accordance with the terms and conditions contained in this Agreement.

IMS Health Incorporated:                 Clark-O'Neill, Inc.:

By:                                      By:
   ------------------------------------     ------------------------------------

Name:                                    Name:
     ----------------------------------       ----------------------------------

Title:                                   Title:
      ---------------------------------        ---------------------------------


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                             IMS Health Incorporated
                         INFORMATION SERVICES AGREEMENT

1.   LICENSE
     Subject to the terms of this Agreement, IMS hereby grants to the interactive marketing division of CLIENT formerly known as Clark O'Neil and CLIENT hereby accepts, a non-exclusive, non-transferable license:
     a. for data provided by IMS to CLIENT in any form (including machine-readable form) under the terms of this Agreement ("Data") as more specifically identified on Schedule 1 to make copies of insubstantial parts of Data, to modify Data and to create derivative works incorporating insubstantial portions of Data, all of which may only be used solely for CLIENT's own direct benefit and internal use ONLY in the United States (except that Scriptrac Data may be used in Canada and Australia) (unless otherwise mutually agreed to in writing by the parties and specifically set forth on Schedule 2) for CLIENT'S interactive marketing division; provided, however, Masterfile Data may only be used in conjunction with the Data and Services to which it relates (e.g., USC codes may only be used with IMS market research data). As used herein, the term "Masterfile Data" shall mean any Data which categorizes, classifies or identifies products, procedures, medical facilities, pharmacies, warehouses, distributors, prescribers or other entities, activities or persons, and any information derived therefrom.
     b. for documentation and other textual and graphical material provided by IMS to CLIENT in any form (including printed and machine-readable form) relating to any Data, Software or Services ("Documentation") to make copies of insubstantial parts of the Documentation, to modify the Documentation and to create derivative works incorporating insubstantial portions of the Documentation, all of which may only be used solely for CLIENT's own direct benefit and internal use ONLY in the United States (except that Scriptrac Data may be used in Canada and Australia) (unless otherwise mutually agreed to in writing by the parties and specifically set forth on Schedule 2) for CLIENT'S interactive marketing division.
     c. for any computer programs (i.e., any set of statements, instructions or objects to be used directly or indirectly in a computer in order to bring about a certain result) provided by IMS to CLIENT under the terms of this Agreement for use with any Data, hereinafter "Software", to operate Software in accordance with its documentation solely for CLIENT's own direct benefit and internal use ONLY in the United States for a purpose (or to achieve an effect) that is described in the documentation and consistent with the terms and conditions of this Agreement (unless otherwise mutually agreed to in writing by the parties and specifically set forth on Schedule 2) for CLIENT'S interactive marketing division. The Software may only be copied, in whole or in part as may be necessary and incidental to use on the licensed equipment, for archival and back-up purposes, or to replace a worn or defective copy. The license for Software shall be limited to executable code (unless expressly stated otherwise) and shall be limited to use with Data. The Software may not be reverse compiled, disassembled or otherwise reverse engineered. Any Data, Documentation or Software copied by CLIENT, in whole or in part, and any works derived in whole or in part from any Data or Documentation, shall include any copyright and proprietary notices provided by IMS with the respective Data, Documentation and Software and shall remain subject to the terms and conditions of this Agreement. CLIENT is expressly prohibited from sublicensing any Data, Documentation, Software or any information or materials derived therefrom. IMS does not grant, and CLIENT does not receive, any title or other interest in any Data, Documentation or Software except for those rights explicitly granted in this Agreement.
     d. IMS does not grant, and CLIENT does not receive, an title or other interest in the Data or any information derived therefrom, except for those rights granted explicitly in this Agreement; all rights not expressly granted to CLIENT are reserved to IMS. Without limiting the generality of the foregoing, under no circumstances shall CLIENT use, or permit any other person or company to use, Data received by CLIENT in connection with this Agreement, or any information derived therefrom, in any manner which:

                         I. is contrary to the terms of this Agreement or is otherwise not expressly permitted by the terms of this Agreement;
                         II.  will violate any law or regulation by such use;
                         III. will violate the contractual restrictions of any
                              Association identified by IMS (e.g. AMA)


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                              governing the use of such Association's data
                              incorporated within the Data in effect at the time of the use of such Data, unless an authorized representative of IMS provides CLIENT with written notice that such Data is no longer subject to the restrictions of such Association's agreement;
                         IV. results in any analysis of the Data, or any information derived therefrom, which analysis (i) results in the disclosure to one or more persons of any information regarding the mathematical algorithms, formulas, processes, or projection or statistical methods used by IMS to produce any of the Data, (ii) is used or made available for use to promote or aid in the promoting of any data or information which is not derived from the Data, or
                              (iii) seeks to demonstrate that the Data, or any information derived therefrom, is inferior to any other data, attempts to show any deficiency in such Data or information, or otherwise makes statements detrimental to IMS concerning such Data or information;
                         V. results in the selection of Prescibers from whom a Manufacturer, an Agency, CLIENT or any other person solocits information on practice profiles and/or prescribing activity for the purpose of developing a database of practice and prescribing profiles on individual Prescribers, except for the solicitation of such information for the benefit of (i) a single Manufacturer or (ii) a single Healthcare Company that is a manufacturer or markerer of medical supplies and/or diagnostic equipment;
                         VI. applies one or more mathematical algorithms, formulas or processes to any of the Data for the purpose of estimating or projecting any new data or information;
                         VII. results in the reverse engineering or
                              disassembling of any of the Data; or
                         VIII. enhances, benchmarks, validates, compares with,
                              authenticates, verifies, supplements, or modifies any data, products or services of CLIENT or any other party except as expressly provided in this Agreement.
     e. Prior to the execution of this Agreement, CLIENT received Market Research Audits, software information and services from IMS. The terms and conditions of this Agreement including but not limited to Paragraph 1, 4 and 6 apply to all Market Research Audits, software information and services presently in CLIENT'S possession except for those audits, software, Scriptrac Data, information and services which would be covered under the Xponent License Agreement dated August _____, 2000.

2.   OBLIGATIONS/AUDIT RIGHTS
     a. IMS OBLIGATIONS. IMS will provide to CLIENT the Data, Software, and Services described in Exhibit A hereto. IMS will also provide to CLIENT under the terms of this Agreement such other Data, Software and Services which may be ordered by CLIENT and accepted by IMS, at IMS's then current rates, unless subject to another formal agreement executed by authorized representatives of the parties. IMS will also provide to CLIENT all Documentation which IMS customarily makes available to its clients for the respective Data, Software and Services received by CLIENT under this Agreement. IMS will provide reasonable amounts of assistance in connection with CLIENT's use of the Data and Software. Should additional assistance be required with respect to any Data or Software, including formal training of any of CLIENT's employees, such assistance shall be at IMS's then current rates or at such other rates as the parties may agree upon in writing.
     b. CLIENT OBLIGATIONS. From time to time, IMS may request information from CLIENT which IMS reasonably determines is needed to provide the Data, Documentation, Software or Services. Upon receipt of IMS's request, CLIENT shall endeavor to provide such information in its possession or control to IMS in a timely manner at CLIENT's expense; CLIENT hereby authorizes IMS to use such information in accordance with the terms of the request and this Agreement. Notwithstanding anything written in this Agreement to the contrary, CLIENT agrees to abide by the terms of the IMS HEALTH Policies Defining Client Responsibilities for Health Care Information in connection with CLIENT's use and disclosure of Data. In the event Data licensed by CLIENT under this Agreement is identified in Exhibit A as being subject to third party terms and conditions, CLIENT will do such acts and execute and deliver to IMS such further instruments as may be required to give effect to such third party terms and conditions.
     c. AUDIT. IMS shall have the right to undertake an audit and inspection of the business, books and records of CLIENT upon five (5) days notice to CLIENT for purposes of verifying CLIENT'S compliance with it's obligations under this Agreement. CLIENT shall maintain business records, books, account information,


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            computer logs, and related materials sufficient to permit IMS to verify that CLIENT is in compliance with it's obligations under this Agreement. Any inspection of CLIENT'S books and records, shall be performed by IMS representatives and/or it's outside auditors. The cost of such an inspection shall normally be at IMS's expense. However, CLIENT'S shall bear the cost of an inspection and audit if such inspection reveals default as any other material breach of the terms of this Agreement.

3.   PAYMENT/PRICING
     IMS shall invoice one quarter of each annual fee identified in Exhibit A on a quarterly basis in advance. Each other fee identified in Exhibit A shall be invoiced by IMS in the manner specified in Exhibit A or, if not specified therein, shall be invoiced by IMS in its entirety upon the initial delivery of the applicable Data or Services. CLIENT shall pay the amount of each invoice from IMS within thirty (30) days from receipt of invoice by CLIENT. In no event shall CLIENT deduct or set-off any amount(s) against any amount(s) owed to IMS under this Agreement without IMS' prior written consent. If CLIENT fails to timely pay any amount in accordance with the terms of this Agreement, CLIENT shall pay in addition to the invoice amount, interest at the rate of eighteen percent (18%) per annum on the unpaid balance beginning thirty-five (35) days from the date of the invoice until such amounts are paid. In addition to any fees which CLIENT agrees to pay, CLIENT shall have the exclusive responsibility for and agrees to pay all applicable governmental sales, use, added value, ad valorem or other similar taxes, duties, fees, levies or other governmental charges now in force or enacted in the future, except for taxes based on IMS's income.

4.   CONFIDENTIALITY
     a. CLIENT shall not, at any time during the term of this Agreement or thereafter, communicate, disclose or provide to any third party, any of the Data, Documentation or Software, the contents thereof, any information or materials derived therefrom, information relating to current or future IMS business plans, or any other information provided by IMS to CLIENT which IMS identifies on or about the time of its disclosure as confidential (collectively "IMS Confidential Information"), except as expressly provided in this Agreement or otherwise expressly authorized by IMS in writing. IMS shall not, at any time while this Agreement is in effect or thereafter, communicate, disclose or provide to any third party, any information provided by CLIENT to IMS in connection with this Agreement which CLIENT identifies on or about the time of its disclosure as confidential (collectively "Client Confidential Information"), except as expressly provided in this Agreement or otherwise expressly authorized by CLIENT in writing. Each party hereto agrees to treat the confidential information of the other as confidential using the same degree of care used by the receiving party to protect the receiving party's own confidential information, but in any event not less than a reasonable degree of care.
     b. CLIENT may furnish all or any part of the Data to its consultants and independent contractors for use solely for the direct benefit of CLIENT, provided such consultants/independent contractors are bound in writing under terms and conditions which are substantially the same in all material respects as the terms and conditions contained in Paragraphs 4, 6, 7, 8, 9 and 10 of this Agreement applicable to CLIENT; provided, however, any use or possession of Data by consultants and/or independent contractors on behalf of CLIENT occurring OUTSIDE of offices and facilities occupied and controlled by CLIENT shall first require: (a) the prior express written approval of IMS, which approval shall not be unreasonably withheld; and (b) execution of an IMS Third Party Access Agreement by and among CLIENT, its third party, and IMS.
     c. This Paragraph 4 does not apply to any information (i) obtained from an issued or registered patent, (ii) obtained from a printed publication distributed to more than one hundred persons in North America without obligation of confidentiality; (iii) independently developed by or on behalf of the receiving party; or (iv) disclosed to the receiving party without restriction by a third party not having an obligation of confidence with respect to such information. No combination of information will be deemed to be within any of the above exceptions, whether or not the component parts of the combination are within one of the above exceptions, unless the combination itself is within one of the above exceptions.

5.   TERM AND TERMINATION
     a. This Agreement shall become effective as of the date written on the first page of this Agreement. This Agreement shall continue in effect through the delivery of all Data and Services identified in Exhibit A for


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            the respective periods identified therein, and payment by CLIENT for all such Data and Services, in accordance with the terms of this Agreement. Upon termination of this Agreement, Paragraphs 1, 4, 6, 7, 8, 9 and 10 herein shall remain in effect and survive termination of this Agreement; provided, however, in the event this Agreement is terminated by IMS due to a breach by CLIENT of a material provision of this Agreement, CLIENT shall return to IMS all copies of Data, Documentation, and Software provided to CLIENT in connection with this Agreement which are then in CLIENT's control or possession.
     b. IMS may terminate this Agreement and any license granted to CLIENT under this Agreement if (i) CLIENT fails to pay IMS any license fees or charges; (ii) CLIENT becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law; or (iii) upon sale of CLIENT, whether by merger, consolidation, the sale of it's stock or by the sales of all or substantially all of it's assets to a direct or indirect competitor of IMS.
     c. In the event of any termination of this Agreement or of any license granted to CLIENT under this Agreement, IMS may (i) declare all amounts owed pursuant to this Agreement to IMS, if any, to be immediately due and payable; (ii) require that CLIENT cease any further Use of the Software, Documentation, Data or any portion thereof and copies of Data where termination is for cause; and/or
            (iii) cease performance of all of IMS's obligations under this Agreement without liability to CLIENT. Upon termination of one or all of the licenses granted herein for any reason, CLIENT shall cease usage of the specified licensed Software, Documentation or Data in its control or possession, along with all copies of Data where termination is for cause.
     d. The rights and remedies of IMS pursuant to Paragraphs 5(b) and (c) above shall be cumulative and in addition to all other rights and remedies available to IMS in law or in equity.

6.   LIABILITY/REMEDIES
     a. Any Data provided by IMS will reflect or be based on data and information provided by third parties. IMS requests from each third party data supplier ("Data Supplier") that the information contained in the Data be accurate, complete and timely. However, the Data Suppliers do not warrant and shall not be liable for the accuracy, completeness or timeliness of the Data. In addition, IMS disclaims any liability arising from the inaccuracy, incompleteness or late delivery of any Data, Documentation or Software unless due to IMS's willful misconduct. IMS will not be responsible for the accuracy or completeness of the Data, Documentation or Software due to changes beyond its reasonable control. In no event shall IMS be liable for any consequential, incidental or special damages, including but not limited to third party claims, whether foreseeable or not, even if IMS has been advised of the possibility of such damages. Any reliance on or decisions based on Data, Documentation, Software or Services is the sole responsibility of CLIENT.
     b. The parties acknowledge and agree that a breach by either party of the applicable provisions of Paragraph 4 above will cause the other party and/or their respective affiliates irreparable injury and damage which may not be compensable by money damages. Therefore, the parties agree that the non-breaching party or its respective affiliates shall be entitled to injunctive or other relief to prevent such a breach and to secure enforcement of Paragraph 4 in addition to any other remedies which may be available. In the event this Agreement is terminated by CLIENT due to (i) a material breach by IMS of Paragraph 2(a) after IMS failed to cure such breach or to implement a mutually agreed upon plan for cure of the breach within thirty (30) days of receipt of written notification of such breach, or (ii) a material breach by IMS of Paragraph 4, CLIENT shall be obligated to pay only for services rendered prior to such termination and not yet paid to IMS pursuant to this Agreement. In the event of termination of this Agreement due to a material breach by CLIENT of Paragraph 4, CLIENT shall be obligated to pay (x) the unpaid fees for any Data, Documentation, Software or Services delivered to CLIENT under this Agreement prior to termination, and
            (y) the unpaid fees for any Data, Documentation, Software or Services to be delivered in the six months immediately following such termination. Nothing in this Paragraph 6 shall be construed as limiting the legal rights otherwise available to either party in the event of a breach of this Agreement by the other party. All remedies, fee reductions, penalties and credits which may be available to either party in the event of a breach of this Agreement by the other party, whether or not enumerated in this Agreement, shall be cumulative.

7.   REPRESENTATIONS AND WARRANTIES
     a. CLIENT and IMS represent and warrant that they each have authority to enter into this Agreement and to grant the rights and license(s) provided herein.
     b. IMS further warrants for a period of sixty (60) days from CLIENT's receipt, that all Data provided under this Agreement will conform to the applicable IMS published specifications prevailing at the time of


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            shipment. IMS's entire liability and CLIENT's exclusive remedy for any breach of this warranty shall be for IMS to endeavor to correct, in accordance with IMS's operating procedures for data quality assurance, any such non-conformance which has been properly reported by CLIENT to IMS in writing within such sixty day period.
     c. IMS further warrants that the media upon which any Data, Documentation or Software resides when delivered to CLIENT shall be free from defects in material and workmanship for a period of sixty days after CLIENT's receipt. IMS's entire liability and CLIENT's exclusive remedy for any breach of this warranty is to replace the defective media, provided that CLIENT notifies IMS in writing of such defect and returns to IMS the defective media during such sixty day warranty period.
     d. ALL THIRD PARTY DATA, DOCUMENTATION AND SOFTWARE WHICH MAY BE PROVIDED BY IMS TO CLIENT IN CONNECTION WITH THIS AGREEMENT IS PROVIDED ON AN "AS-IS" BASIS, WITHOUT ANY WARRANTIES OF ANY KIND, OTHER THAN THOSE AVAILABLE TO CLIENT FROM THE RESPECTIVE THIRD PARTY, IF ANY.
     e. THE WARRANTIES AND REPRESENTATIONS STATED WITHIN THIS AGREEMENT ARE EXCLUSIVE, AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IMS does not warrant that any Data, Documentation, Software or Services provided by IMS to CLIENT will meet the needs or objectives of CLIENT; CLIENT assumes sole responsibility for its use, selection, and the suitability of the Data, Documentation, Software and Services provided by IMS to CLIENT to meet the needs and objectives of CLIENT.

8.   ASSIGNMENT

     Neither party may assign or transfer this Agreement or any of their respective rights or obligations in connection with this Agreement to any third party without the express written consent of the other party. CLIENT may not transfer or sublicense any Data, Documentation or Software to any third party without the express written consent of IMS. Any attempt to assign, transfer or sublicense in breach of the foregoing shall be void. Notwithstanding the prohibition in the previous two sentences of this paragraph, IMS shall have the right to assign its rights and obligations under this Agreement to any of its subsidiaries and affiliates, provided that no such assignment shall relieve IMS of its obligations in this Agreement if the assignee fails to perform. In addition, IMS shall have a right to assign this Agreement (including by operation of law) to the surviving party of any merger, acquisition, or reorganization to which it is a party, or sale of all or substantially all of IMS assets. IMS agrees to promptly notify the CLIENT in writing of any such assignment on or about the time of its occurrence. This Agreement shall be binding upon and shall inure to the benefit of the parties and any of their successors, and any such successor shall be deemed substituted for the respective party under the provisions of this Agreement. For the purposes of this Agreement, the term "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by merger, acquisition, or otherwise, acquires all or substantially all of the assets or business of a party to this Agreement.

9.   NOTICE
All notices, demands or other communications required solely in connection with this Agreement shall be given and made in writing and shall be delivered personally or sent pre-paid to the respective addresses set forth on the first page of this Agreement (a) by certified or registered first class mail with return receipt requested or (b) by an internationally-recognized common carrier's overnight courier service (e.g., Airborne's Express One / Express
Pack). If such notice is to IMS, the notice shall be sent to the attention of "Vice President, Sales". If such notice is sent to CLIENT, the notice shall be sent to the attention of: Vice President, Finance ______________________.

10.  MISCELLANEOUS
     a. ENTIRE AGREEMENT. This Agreement and the attachments hereto constitute all of the terms and conditions with respect to the subject matter of this Agreement and supersede prior proposals, agreements and representations related to the terms and conditions described herein, whether written or oral. No modifications, amendments or waiver of any of the provisions of this Agreement shall be binding upon the parties unless made in writing and duly executed by authorized representatives of CLIENT and IMS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall take precedence


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            over CLIENT's additional or different terms and conditions, to which notice of objection is hereby given. Neither IMS's commencement of performance nor delivery shall be deemed or construed as acceptance of CLIENT's additional or different terms and conditions. The headings of the paragraphs of this Agreement are used for convenience only and shall not affect the meaning or interpretation of the terms and conditions of this Agreement.
     b. FORCE MAJEURE. Except for the obligation to pay money properly due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements or actions, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.
     c. WAIVER/SEVERABILITY. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or the right of any of the parties thereafter to enforce each and every provision in accordance with the terms of this Agreement. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remainder of such agreement shall not be affected by such judgment, and such agreement shall be carried out as nearly as possible according to its original terms and intent. However, if the original intent of the parties cannot be preserved, this Agreement shall terminate upon the effective date of such judgment.
     d. GOVERNING LAW. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules.
     e. PUBLICITY. Neither party will originate any written publicity, news release, or other public announcement relating to this Agreement without the prior written approval of the other party; provided, however, either party shall have the right to announce to the public the existence of this Agreement, the general nature of services to be provided (e.g., market research services, sales management services), and the duration of this Agreement. No publicity, press release or public announcement by IMS shall indicate CLIENT is endorsing any of the IMS Data, Documentation, Software or Services without the express written consent of CLIENT.
     f. CLIENT DATA. Client Data refers to certain data provided by CLIENT to IMS relating to direct sales of CLIENT's pharmaceutical products by CLIENT to its customers. Client Data includes elements of data reflecting CLIENT's weekly/monthly sales of pharmaceutical products made to any unaffiliated party. In order to receive access to Sales Management Information Services from IMS, CLIENT agrees to submit Client Data. IMS will handle Client Data in accordance with Paragraph 4 of this Agreement, subject to the restrictions outlined in this paragraph. IMS may only use Client Data as follows: (i) for inclusion, where applicable, in the collection of Data processes and provided to CLIENT under this Agreement; and (ii) for use in any of IMS's reports and services, provided such use is in a form that masks the source of the Client Data (i.e., the Client Data must be converted, standardized and merged with the data of third parties). Without limiting IMS's rights under the preceding sentence, IMS may, for example, use Client Data for the calculation and reporting of
            (a) total market values (i.e., the combination of indirect, mail order and/or direct sales distribution) and (b) direct sales totals and indices (i.e., the combination of direct sales data from various pharmaceutical companies) for the benefit of IMS's clients; provided IMS ensures that CLIENT's direct sales data is converted and standardized by IMS so that CLIENT is not identified as the source of the data.